Exhibit 99.1

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered into on this 15th day of July, 2015 (the “Effective Date”), by and among ENABLE MIDSTREAM PARTNERS, LP (the “Partnership”), ENABLE MIDSTREAM SERVICES, LLC, an affiliate of the Partnership (“Midstream” and together with the Partnership, “Enable”), and LYNN L. BOURDON III (“Executive”), an employee of both the Partnership and Midstream.

WHEREAS, Executive and Enable agree that Executive’s employment with Enable ended on May 29, 2015 (“Termination Date”); and

WHEREAS, the Partnership, Midstream and Executive (collectively the “Parties”) agree and wish to ensure that they have amicably resolved and settled all possible differences, claims, or matters pertaining to, arising from, or associated with Executive’s employment with Enable and termination of employment with Enable;

NOW, THEREFORE, in order to provide for an orderly separation from Enable and to fully and finally settle all differences and/or claims between Enable and Executive, and in consideration of the mutual promises contained in this Agreement, the Parties agree as follows:

1. Separation Payment. In accordance with the Executive Employment Term Sheet between Enable GP, LLC, on behalf of the Partnership, and Executive dated December 29, 2013 (the “Letter Agreement”), following receipt of a fully executed copy of this Agreement by the Chairman of Enable GP, LLC’s Board of Directors (“Chairman”), and provided that Executive does not revoke this Agreement as permitted by Paragraph 6 below, Enable shall pay Executive a lump sum amount of $1,149,198.75, which is equal to (i) one times his base salary as in effect immediately prior to the Termination Date, plus 100% of his target short term incentive award for 2015, less (ii) $50,801.25, an amount which Executive acknowledges was erroneously paid with respect to distributions on forfeited units. Enable shall pay these amounts to Executive within three (3) days after the Revocation Period as defined in Paragraph 6 has expired without notice of revocation. Executive agrees and acknowledges that he is not entitled to the compensation described in this Paragraph 1 absent Executive’s execution of this Agreement, without subsequent revocation.

2. Equity and Other Benefits.

(a) Pursuant to the Letter Agreement and the Restricted Unit Grant Agreement (CEO-Additional Payments) between the Partnership and Executive dated April 16, 2014 (the “Additional Payments Agreement”), Executive was granted 375,000 restricted common units of the Partnership (“Restricted Units”) under the Enable Midstream Partners, LP Long Term Incentive Plan (“LTIP”). Executive agrees and acknowledges that, (i) in accordance with the vesting schedule and terms and conditions of the Additional Payments Agreement, 225,000 Restricted Units vested and were delivered to Executive prior to his Termination Date; and (ii) the remaining 150,000 Restricted Units which are unvested as of the Termination Date will vest on the Effective Date, and such vested units shall be paid to Executive as soon as reasonably practicable following the Effective Date. Pursuant to the Additional Payments Agreement, distributions related to the Restricted Units are payable to Executive during the Restriction Period (as defined in the Additional Payments Agreement). Pursuant to the Letter Agreement and the Restricted Unit Grant Agreement (IPO-CEO) between the Partnership and Executive dated April 16, 2014 (the “IPO Agreement”), Executive was granted 150,000 Restricted Units under the LTIP. Executive agrees and acknowledges that, in accordance with the vesting schedule and terms and conditions of the IPO Agreement: (i) 75,000 Restricted Units vested on the Termination Date, and such vested units shall be paid to Executive as soon as reasonably practicable following the Termination

Date as provided under the terms of the IPO Agreement, (ii) cash distributions associated with vested units were paid to Executive prior to the Termination Date; and (iii) the remaining 75,000 Restricted Units were automatically and immediately forfeited and cancelled as of the Termination Date.

(b) Executive agrees and acknowledges that Executive has no claim to any items of compensation or benefits except as provided in this Paragraph 2. Accordingly, Executive agrees and acknowledges that (i) all awards granted under the LTIP, which are not specifically identified above in this Paragraph 2, including the grant of 82,500 performance units under the LTIP pursuant to the Performance Unit Award Agreement (Annual) between the Partnership and Executive dated June 1, 2014, were automatically and immediately forfeited and cancelled as of the Termination Date in accordance with the terms and conditions of the applicable award agreement, and (ii) he is not entitled to, and forfeits, any compensation that may have been paid under the Enable Midstream Partners, LP Short Term Incentive Plan for calendar year 2015 per the terms of the plan. The foregoing notwithstanding, this Agreement shall not affect any vested or earned compensation, rights, or other benefits that are owed to Executive upon or following Executive’s termination of employment as provided under the applicable terms of the Enable Midstream Partners 401(k) Savings Plan, Enable Midstream Partners Deferred Compensation Plan and Enable’s welfare benefit plans as of the Effective Date.

(c) Following receipt of a fully executed copy of this Agreement by the Chairman, and provided Executive does not revoke this Agreement as permitted by Paragraph 6 below, Enable will pay Executive a lump sum of $7,241.70, which will constitute Enable’s portion of COBRA coverage at active employee rates through the duration of the non-competition period as set forth in Paragraph 13.

(d) The Parties agree that the following pending expense reimbursement is owed to Executive for expenses incurred during his employment and will be paid by Enable following execution of the Agreement: (i) travel expenses of $73.26, and (ii) expenses for a team dinner on January 14, 2015 of $256.79.

3. Resignation.

(a) Executive agrees that, upon the Termination Date, Executive resigned from all offices, directorships, trusteeships, committee memberships, and fiduciary capacities held with, or on behalf of, Enable and any benefit plans of Enable. Executive agrees to reasonably cooperate with Enable to execute the appropriate paperwork to effectuate such resignations as well as any additional resignations that Enable may determine to be required.

(b) Executive acknowledges (i) that none of the Released Parties as defined in Paragraph 5 has promised to Executive continued employment or represented to Executive that he will be rehired in the future; and (ii) that Enable and Executive contemplate an unequivocal, complete and final dissolution of Executive’s employment relationship with Enable.

4. Withholding and Tax Implications. Enable may withhold from any benefits payable under this Agreement all federal, state, city or other taxes and any other withholding as may be required pursuant to any law or governmental regulation or ruling. Executive acknowledges that neither Enable nor its attorneys have made any representations or promises with respect to the tax treatment of any consideration paid in accordance with this Agreement. Executive acknowledges and agrees that, absent withholdings and deductions generally described, Executive will be solely responsible for any tax liabilities associated with the payments described in Paragraphs 1 and 2 above.

5. Release. In consideration of Enable’s promises in this Agreement, Executive, for himself, his agents, heirs, administrators, executors, assignors, assigns and anyone acting or claiming to act on Executive’s or their joint or several behalf, does hereby irrevocably and unconditionally release and forever discharge Enable, together with its parents, subsidiaries, affiliates, partners, joint ventures, predecessor and successor corporations and business entities, past present and future, including, but not limited to, CenterPoint Energy, Inc. and OGE Energy Corp, and its and their agents, directors, officers, executives, shareholders, insurers and reinsurers, representatives, attorneys, and Executive benefit plans (and the trustees or other individuals affiliated with such plans) past, present, and future (collectively the “Released Parties”) of and from any and all claims, complaints, demands, costs, expenses, grievances, obligations, liabilities, actions and causes of action of whatever kind and character in law or in equity, whether known or unknown, to the date upon which Executive executes this Agreement, including (but not limited to) any claims under Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Age Discrimination in Employment Act (as more fully explained in Paragraph 6 below), the Americans with Disabilities Act, the Americans with Disabilities Amendments Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act of 1988, the Texas Labor Code, the Oklahoma Anti-Discrimination Act, the Oklahoma Minimum Wage Act, retaliation claims under the Oklahoma Workers’ Compensation Act and the Oklahoma Civil Rights Act, and any other applicable federal, state, or local constitutional, statutory, or common law claims, now or hereafter recognized, including but not limited to, any claims based upon implied or express contract, wages or benefits owed, covenants of fair dealing and good faith, option grants, wrongful discharge, negligence, assault, battery, intentional infliction of emotional distress, retaliation, or defamation. It is the express intent of Executive to enter into this full and final settlement and compromise of any and all claims against Enable or any of the Released Parties whatsoever to the date upon which Executive executes this Agreement.

Executive represents that no legal actions, arbitration demands, grievances, or claims of any type with any arbitration forum, or state or federal court against any of the Released Parties are currently pending (excluding any actions that Executive is prohibited from disclosing due to a court order).

Executive understands that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity. Executive expressly accepts and assumes the risk of such unknown or underestimated losses or claims and agrees that the benefits to be provided pursuant to this Agreement fully compensate Executive for such risks.

6. Release of Age Discrimination in Employment Claims.

(a) The release set forth in Paragraph 5 includes a release of any claims Executive may have under the Age Discrimination in Employment Act (“ADEA”) against Enable and any of the Released Parties that may have existed on or prior to the date upon which Executive executes this Agreement.

(b) The ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits, and benefit plans.

(c) Enable encourages Executive to consult with an attorney prior to executing this Agreement.

(d) Executive wishes to waive any and all claims under the ADEA that Executive may have against Enable and the Released Parties as of the date upon which Executive executes this Agreement, and hereby waives such claims.

(e) Any claims under the ADEA that may arise after the date this Agreement is executed by Executive are not waived.

(f) Executive is receiving consideration for Executive’s waiver of any and all claims under the ADEA in addition to anything of value to which he is already entitled, as required by 29 U.S.C. § 626(f)(1)(D).

(g) Enable provided Executive, at Executive’s option, twenty-one (21) days from the date this Agreement was first presented to Executive for Executive to consider this Agreement.

(h) Executive has seven (7) days following the date upon which Executive executes this Agreement within which to revoke the release contained in this Paragraph 6 (the “Revocation Period”) by providing a written notice of his revocation of the release and waiver contained in this Paragraph 6 by sending a letter to Deanna Farmer, Executive Vice President and Chief Administrative Officer via email at deanna.farmer@enablemidstream.com. The obligation to make the payments provided for in Paragraph 1 and the release of claims under the ADEA contained in this Paragraph 6 do not become effective or enforceable until the Revocation Period has expired.

7. Exceptions to Release.

(a) The Parties acknowledge and agree that this release does not prevent Executive from enforcing non-forfeitable rights to Executive’s accrued benefits, if any, under any applicable employee benefit plans.

(b) Excluded from this Agreement are any claims that cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”). Executive is waiving, however, Executive’s right to any monetary recovery or relief should the EEOC or any other agency or commission pursue any claims on Executive’s behalf.

(c) In addition, Executive understands that nothing in this Agreement is intended to prohibit, restrict or otherwise discourage him from engaging in activity protected under 42 U.S.C. § 5851, 10 C.F.R. § 50.7, or the Sarbanes-Oxley Act of 2002, including, but not limited to, providing information to the Nuclear Regulatory Commission (“NRC”) or to Enable or any of its affiliates regarding nuclear safety or quality concerns, potential violations or other matters within the NRC’s jurisdiction.

8. No Admission of Liability or Unlawful Conduct by Enable. Enable, by virtue of this Agreement, does not admit any liability to Executive or any violation of federal, state or local law, regulation, or ordinance. Enable specifically disclaims any wrongdoing whatsoever against, or liability to, Executive. Executive acknowledges that the payments pursuant to Paragraph 1 and other benefits pursuant to the Agreement are not an admission by any of the Released Parties that they engaged in any wrongful or unlawful act or that any of the Released Parties violated any federal or state law or regulation.

9. Disclosure of Regulatory Issues. Executive hereby represents and warrants that Executive has previously disclosed and advised Enable of any instances of regulatory violations or potential noncompliance of law by Enable or any of the Released Parties of which Executive is aware and has provided all information related to these issues in Executive’s possession.

10. Executive Availability/Cooperation. Executive agrees to make himself reasonably available to Enable to respond to requests for information pertaining to or relating to Enable, or any predecessor and successor companies, or their respective past and present agents, officers, executives, employees, attorneys, and directors. Executive also agrees to reasonably assist and cooperate with Enable (and their outside counsel) in connection with the defense or prosecution of any claim or regulatory enforcement action or regulatory review that may be made or threatened against or by Enable, or in connection with any ongoing or future investigation or dispute or claim of any kind involving Enable, including any proceeding before any arbitral, administrative, judicial, legislative, regulatory, or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omissions by Executive, Executive will perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Paragraph 10. Enable will pay Executive $250 per hour for each hour he provides such cooperation and assistance at Enable’s request and will pay directly any reasonable expenses incurred by Executive as a result of such cooperation; provided, however, that any payments for Executive’s expenses must be made in no event later than the last day of the year following the taxable year in which the expenses are incurred.

11. Confidentiality. Executive acknowledges that during his employment, Enable provided Executive with Confidential Information. Executive acknowledges and agrees that Confidential Information, acquired by Executive during his employment with Enable, includes, but is not limited to, all records, papers, reports, computer programs, strategies, documents (including, without limitation, memoranda, notes, files and correspondence), opinions, evaluations, inventions, ideas, technical data, products, services, processes, procedures, interpretations, trade secrets and proprietary information that are or have been produced by Executive or any employee, officer, director, agent, contractor, or representative of Enable or any of its affiliates related to Enable or any of its affiliates, whether provided in written or printed form, or orally, or on a computer. Confidential Information also includes any other information (whether or not expressly marked as “confidential”) of such a nature that its unauthorized disclosure would be detrimental to the interests of Enable or any of its affiliates, whether produced by or provided to Enable or any of its affiliates. Confidential Information does not include information known by Executive prior to his period of Employment with Enable or information that becomes generally available to the public other than as a result of a disclosure by Executive in violation of this provision. Executive agrees that, on and after his Termination Date, he will maintain in strictest confidence and, will not use in any way, any Confidential Information or any proprietary, confidential, or other nonpublic information or documents relating to the business and affairs of Enable or any of its affiliates, except that nothing in this paragraph shall preclude Executive from participating in an investigation by the EEOC. Executive also agrees that he will return any and all Confidential Information immediately after the Termination Date. It is understood and agreed that in the event of any breach or threatened breach of Paragraphs 11, 12 or 13 by Executive, Enable and any of its affiliates may, in their discretion, discontinue any or all payments only as provided for herein pursuant to Paragraph 1 of this Agreement and recover any and all such payments already made and Enable and any of its affiliates shall be entitled to apply to a court of competent jurisdiction for such relief by way of specific performance, restraining order, injunction or otherwise as may be appropriate to ensure compliance with this provision. Should Executive be served with legal process seeking to compel Executive to disclose any such information, Executive agrees to notify the General Counsel of the Partnership immediately, in order that Enable and its affiliates may seek to resist such process if they so choose. Enable agrees that, if Executive is called upon by or on behalf of Enable and its affiliates to serve as a witness or consultant in or with respect to any potential litigation, litigation, or regulatory proceeding, any such call shall be with reasonable notice, shall not unnecessarily interfere with Executive’s later employment, and shall provide for payment for Executive’s time and costs expended in such matters. Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency inspector general, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

12. Non-Solicitation. Executive agrees and covenants that for a period of six months following the Termination Date that Executive will not: (i) solicit, encourage or take any other action that is intended, directly or indirectly, to induce any other employee of Enable or any of its affiliates to terminate employment with Enable or any of its affiliates; (ii) interfere in any manner with the contractual or employment relationship between Enable or any of its affiliates and any other employee of Enable or any of its affiliates; (iii) solicit, encourage or take any other action that is intended, directly or indirectly, to induce any Seconded Employee (as defined below) to terminate employment with his or her employer; (iv) interfere in any manner with the contractual or employment relationship between a Seconded Employee and his or her employer; and (v) directly or indirectly solicit any customer of Enable or any of its affiliates. For purposes of this Agreement, “Seconded Employee” means an individual who has been seconded by his or her employer to provide services to Enable or any of its affiliates. For the avoidance of doubt, “affiliates” as used in this paragraph will not include CenterPoint Energy, Inc. or OGE Energy Corp.

13. Non-Competition. Executive agrees and covenants that for a period of six months following the Termination Date (the “non-competition period”) that Executive shall not (without the prior written consent of Enable), directly or indirectly, individually or with any other person (except as a shareholder holding less than 2% of the voting stock of a corporation listed for trading or traded over the counter on a recognized stock exchange in Canada or the United States of America), participate in, be employed, contracted or engaged by or have an interest in or advise, lend money to, guarantee the debts or obligations of or permit his name to be used or employed by any person engaged in or who plans to engage in, during the non-competition period, any business which competes with the business in which Enable or any of its affiliates is engaged as of the Termination Date in those geographical areas in Texas, Oklahoma, Arkansas, Alabama, Louisiana, Mississippi, Missouri, Illinois and North Dakota where Enable or its affiliates have existing assets, or in those areas where Executive has knowledge of Enable or its affiliates (i) intending to do business or (ii) considering a potential acquisition as of the Termination Date. For the avoidance of doubt, “affiliates” as used in this paragraph will not include CenterPoint Energy, Inc. or OGE Energy Corp.

14. Non-Disparagement. Executive agrees that Executive will not make any false, disparaging or defamatory statement(s) or communication(s) to any third party regarding Enable or any of the Released Parties or Enable’s products, services, business or management. Enable agrees that its officers and directors will not make any false, disparaging or defamatory statement(s) or communication(s) to any third party regarding Executive. The Parties recognize that neither this provision, nor any other provision contained herein prohibits either party from providing truthful testimony as required by law, subpoena or other compulsory process or participating in an investigation by a federal regulatory agency.

15. Noncooperation. Executive agrees not to voluntarily aid or assist any person, entity or group involved in any proceeding, inquiry or investigation of any kind against any of the Released Parties, except to the extent as required by law, subpoena, or other compulsory process. Consistent with Paragraph 7 of this Agreement, this Paragraph 15 shall not prohibit Executive from assisting or cooperating with the EEOC or a comparable state agency.

16. Return of Enable Property. Executive covenants that Executive has returned to Enable all of Enable’s property of any kind in Executive’s possession or the possession of Executive’s agents, including but not limited to all originals, drafts and all copies of documents, papers, brochures, customer lists, customer data, designs, formulae, training materials, compilations, analyses, studies, plans, lists, financial data, technology, Executive handbooks, programs, software, flow charts, records, manuals, policies, thumb drives, flash drives, tapes, diskettes, keys, credit cards, vendor and supplier specifications and contact information, and other physical property of any kind, and has permanently deleted (either by returning to Enable or permanently destroying) any and all Enable emails and electronic materials in the possession of Executive or his agents. Executive acknowledges that Enable has returned Executive’s personal property.

17. Legal Hold. To the extent Executive has received a Preservation Notice/Legal Hold from the Legal Department, Executive shall take all necessary steps to preserve information related in any way to the Preservation Notice/Legal Hold in its original format and location and will not modify, delete, or destroy such information. Executive will notify the Legal Department of the nature and location of any and all such information.

18. Forum Selection. The parties unconditionally consent to the exclusive jurisdiction of the courts of the State of Texas and of the United States of America located in the State of Texas, County of Harris, for resolution of any controversies or claims arising out of or related to this Agreement.

19. Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas and, where applicable, Federal law.

20. No Waiver for Failure to Enforce. The failure by any party to this Agreement to enforce at any time, or for any period of time, any one or more of the terms or conditions of this Agreement shall not be a waiver of such terms or conditions of this Agreement or of such party’s right thereafter to enforce each and every term and condition of this Agreement.

21. Severability. Should any clause, sentence, provision, paragraph or part of this Agreement for any reason whatsoever be adjudged by any court of competent jurisdiction, or be held by any other competent authority having jurisdiction, to be invalid, unenforceable, or illegal, such judgment or holding shall not affect, impair, or invalidate the remainder of this Agreement, but shall be confined in its operation to the clause, sentence, provisions, paragraph, or part of this Agreement directly involved, and the remainder of this Agreement shall remain in full force and effect.

22. Section 409A. It is intended that this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code and the Treasury Regulations and Internal Revenue Service guidance thereunder (collectively referred to as “Section 409A”). Notwithstanding anything herein to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Section 409A.

23. Entire Agreement. This Agreement represent the entire agreement between Enable and Executive with respect to the subject matter herein, and supersedes and is in full substitution for any and all prior agreements or understandings, whether oral or written, relating to the subject matter herein, including, but not limited to, the Letter Agreement.

24. No Modifications. No modification of this Agreement shall be effective unless the same be in writing duly executed by all Parties hereto.

25. No Assignment. Executive covenants that Executive has made no assignment and will make no assignment of any claims or other rights released and discharged by Executive as a result of this Agreement.

26. Voluntary. Executive acknowledges that Executive understands the terms of this Agreement and that Executive has reviewed it or had ample opportunity to review it with Executive’s respective legal counsel or a representative of Executive’s own choosing to decide whether to sign this Agreement and be bound by its terms. Executive agrees that Executive is fully able and competent to enter into this Agreement and Executive has executed it freely, knowingly, and voluntarily after having carefully read the document, and with a full understanding of its terms and consequences.

IN WITNESS WHEREOF, Enable GP, LLC, on behalf of the Partnership, and Midstream have caused this Agreement to be executed by duly authorized members of the Board of Directors of the Partnership’s general partner and a duly authorized officer, respectively, and Executive has hereunto set his hand as of the date first above written.

ENABLE GP, LLC

By:	/s/ Scott M. Prochazka

Name:	Scott M. Prochazka

Title:	Chairman of the Board

ENABLE MIDSTREAM SERVICES, LLC

By:	/s/ Peter B. Delaney

Name:	Peter B. Delaney

Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Lynn L. Bourdon III
Lynn L. Bourdon III